Exhibit 99.1

Clinical Data Presented at AACR Demonstrate Ability
of Trovagene’s Molecular Diagnostic Platform to Non-Invasively
Track Cancer Patients’ Response to Therapy

Study results show correlation between mutational status and treatment response, as well as concordance between BRAF V600E mutation assay and tissue biopsy at baseline

SAN DIEGO – April 8, 2014 – Clinical study results presented today at the American Association for Cancer Research (AACR) Annual Meeting demonstrate the ability of Trovagene’s (NASDAQ:  TROV) molecular diagnostic platform to detect and monitor BRAF V600E mutations in cancer patients. The results were presented by Filip Janku, M.D., Ph.D., of The University of Texas MD Anderson Cancer Center.

Of the 33 patients enrolled in the study, Trovagene’s BRAF V600E oncogene mutation assay was able to identify the mutation in 29 patients (88%) at any time point during the study, demonstrating a high level of concordance with tissue biopsy. In addition, 25 of the 33 patients (76%) were positively identified for the mutation with their first urine sample. Longitudinal analysis was performed in 17 patients who had more than one urine-based test during the monitoring period. Of these patients, 13 (76%) showed a correlation between response to treatment and mutational status observed by the urine-based test.

“I am encouraged by the study results that show high concordance with standard of care tissue testing and possible utility for monitoring of molecular profile,” said Dr. Janku. “This method has potential to allow monitoring of the mutational status in real-time at the individual patient level to determine response or resistance to therapy without a need for relying solely on imaging or repeat biopsies, which have ethical, logistical and financial limitations.”

The prospective study enrolled patients whose biopsies had previously tested positive for BRAF V600E mutations by a CLIA-certified laboratory. Of the 33 patients in the study, 32 had diverse advanced cancers and one was diagnosed with Erdheim-Chester disease, a histiocytic disorder often associated with a high prevalence of BRAF mutations. Sequential urine samples were obtained at baseline and over the course of therapy to assess cell-free DNA mutation status. Urinary cell-free DNA analysis was conducted with Trovagene’s BRAF V600E oncogene mutation assay using droplet digital PCR.

Mark Erlander, Ph.D., chief scientific officer of Trovagene, added, “The concordance shown between our platform and tissue biopsy in this study are encouraging, especially when we consider that different patients will show response to treatments at different times. Longitudinal monitoring of cell-free DNA in urine allows us to dynamically observe signs of treatment efficacy as well as potential resistance, enabling oncologists to make treatment decisions accordingly.”

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The poster, titled “Droplet digital PCR detection and longitudinal monitoring of BRAF mutations in cell-free urinary DNA of patients with metastatic cancers or Erdheim-Chester disease,” will be displayed at the AACR Annual Meeting until noon PDT on Tuesday, April 8, and subsequently available through Trovagene’s website.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA and RNA in urine.  The company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s diagnostic platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz	Ian Stone
Amy Caterina	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	istone@canalecomm.com

www.trovagene.com